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Policy Owner: PNC Capital Advisors, LLC                     Effective Date:
                                                            October 8, 2009
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Approver(s): PNC Capital Advisors, LLC Board of             Date Approved:
Directors                                                   tbd
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                    COMBINED PERSONAL TRADING CODE OF ETHICS
                           PNC CAPITAL ADVISORS, LLC
                                ALLEGIANT FUNDS
                            ALLEGIANT ADVANTAGE FUND

SECTION 1 DEFINITIONS
Capitalized terms used herein shall have the meanings set forth below:

"ACCESS PERSON" means:

(i) Any Advisory Person of a Fund or the Adviser, including the Adviser's directors, officers, and general partners;

(ii) Any director, officer, general partner or Advisory Person of the Adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the Adviser to any Fund;.

(iii) Any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Funds for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Funds regarding the purchase or sale of Covered Securities.

(iv) Any other person who is deemed by the Adviser's Chief Compliance Officer or Code of Ethics Review Committee to be an Access Person.


"ADVISORY PERSON" means:

(i) any director, officer, general partner or employee of the Fund or Adviser (or of any company in a control relationship to the Fund or Adviser) who, in connection with his or her regular functions or duties, makes, participates, in or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and


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(ii)    Any natural person in a control relationship to the Fund or Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.


"ADVISER" or "PCA" means PNC Capital Advisors, LLC.

 "ADVISORY CLIENT" means any account the Adviser has discretionary authority to manage.

"ASSOCIATED ACCOUNT" means securities and futures accounts of the Access Person (or consultant), the Access Person's (i) spouse, (ii) minor children, (iii) other household members (iv) any other accounts subject to an employee's discretion or control (e.g. custodial and trust accounts, etc.) and (v) any other accounts in which the employee has beneficial interest and a substantial ability to influence transactions (e.g. joint accounts, co-trustee accounts, partnerships, investment clubs).

"AUTOMATIC INVESTMENT PLAN" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with predetermined schedule and allocation. An Automatic Investment Plan may include a dividend reinvestment plan, participation in a 401(k) plan or employee stock purchase plan provided that purchases or withdrawals are made automatically.

"CHIEF COMPLIANCE OFFICER" means the Chief Compliance Officer of the Adviser, unless otherwise specified.

"COMPLIANCE TEAM" means the Compliance Team of the Adviser, unless otherwise specified.

"CONTROL" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. For purpose of this section, control has the same meaning as it does in section 2(a)(9) of the Investment Company Act of 1940.

"COVERED SECURITY" means a Security as defined in herein, except that it does not include:

    (i)  Direct obligations of the Government of the United States;

    (ii) Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

    (iii) Shares issued by open-end investment companies (mutual funds).

"DIRECTOR", "TRUSTEE,"or "OFFICER" means each trustee, director or officer of the Allegiant Funds and Allegiant Advantage Funds who is not also an Access Person.


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"EXCHANGE TRADED FUND" or "ETF" means a registered investment company that operates pursuant to an order from the Securities and Exchange Commission exempting the ETF from certain provisions of the Investment Company Act of 1940 so that the ETF may issue Securities that trade in a secondary market, and which are redeemable only in large aggregations called creation units.

"FUND" means the Allegiant Funds, and the Allegiant Advantage Fund.

"FULLY DISCRETIONARY ACCOUNT" means a personal securities account that has been deemed "fully discretionary" by the Compliance Team. For purposes of this Code, the Compliance Team may deem a personal securities account to be discretionary if an Access Person has no direct or indirect influence or control (I.E., if investment discretion for that account has been delegated in writing to an independent manager at another firm and that discretion is not shared with the Access Person) over the trading activity in the account, aside from choosing an investment style(s) or allocation. As a general matter, an account may be considered fully discretionary if the Access Person does not have the right to request transactions, and receives no prior notice of transactions. In order to have an account treated as a Fully Discretionary Account for purposes of this Code, an Access Person must provide a copy of the investment management agreement to the Compliance Team. The Compliance Team has complete discretion to determine whether such account shall be treated as a Fully Discretionary Account.

"HOUSEHOLD MEMBERS" refers to persons residing at the same address as the Access Person, Director, Trustee or Officer, where the Access Person, Director, Trustee or Officer has knowledge and influence over the investment decisions of the account holder. If an employee resides at an address with another individual(s) where the employee does not have knowledge and influence over the person(s) investment decisions, the employee must complete a Residence Disclosure Form describing the relationship, which will be retained by Compliance. Completion and acceptance of the form by the Compliance Team will exempt the employee from any further reporting requirements for the accounts held by other person(s). The Compliance Team is responsible for providing this form.

"INITIAL PUBLIC OFFERING" or "IPO" means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

"LIMITED OFFERING" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

"INVESTMENT PERSON" means an Access Person who is responsible for making the investment decisions (such as a portfolio manager, investment analyst supporting the portfolio manager) for an Advisory Client's portfolio, equity securities traders, and others who assist in the implementation of the investment decisions for the investment teams.


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"PURCHASE OR SALE OF A SECURITY" includes, among other things, the writing of options to purchase or sell a Security.

"REPORTABLE FUND" means: (i) any fund for which the Adviser serves as an investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940; or (ii) any fund whose investment adviser or principal underwriter controls the Adviser, is controlled by the Adviser, or is under common control with the Adviser. For purposes of this section, "control" has the same meaning as it does in section 2(a)(18) of the Investment Company Act.

"REPORTABLE SECURITY" means a Security (as defined herein), except that it does not include: (i) direct obligations of the Government of the United States;
(ii) banker's acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
(iii) shares issued by money market funds; (iv) shares issued by open-end funds; and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds. Reportable Security includes a Reportable Fund, Exchange Traded Funds, and PNC stock.

"REPORTING PERSON" is any Access Person, employee of National City Bank, or PNC Bank N.A. whose duties include supporting the Adviser's clients and/or provides services to the Adviser, and who may have access to information regarding the purchase, sale or recommendation with regard to the purchase or sale of Reportable Securities for Advisory Clients by virtue of sharing office space and facilities with Access Persons.

"SECURITY" means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

SECTION 2 STATEMENT OF GENERAL PRINCIPLES

In general, Rule 204A-1 requires all registered investment advisers to establish a written code of ethics. The code must include, among other things, a standard of business conduct that reflects the adviser's fiduciary obligations as well as provisions requiring the adviser's supervised persons to comply with applicable Federal Securities Laws. Rule 17j-1 imposes an obligation on registered investment companies, investment advisers and


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principal underwriters to adopt written codes of ethics covering the securities activities of certain directors, trustees, officers, Access Persons and employees. This Code is designed to ensure that: (i) Access Persons and employees do not use information concerning clients' portfolio securities activities for their personal benefit or to the detriment of such clients and
(ii) Access Persons do not engage in improper trading of shares of the Funds or of other funds for which the Adviser serves as adviser or sub-adviser.

A sub-adviser of any Fund (and the sub-adviser's Access Persons and employees) shall be subject to this Code unless the board of directors/trustees of the Fund (each a "Board") has approved a separate code of ethics for that sub-adviser (a "Sub-Adviser Code"). In that case, such sub-adviser and all Access Persons of such Fund that are officers, directors or employees of such sub-adviser shall be subject to the terms of the relevant Sub-Adviser's Code in lieu of the terms of this Code.

In reviewing and approving a Sub-Adviser Code, a Board shall, in addition to making the findings required by Rule 17j-1, consider whether the Sub-Adviser Code has provisions reasonably designed to detect and deter improper trading by the Sub-Adviser's employees in shares of the portfolio of the relevant Fund(s). It is not the intention of this Code to prohibit personal securities activities by Access Persons and employees, but rather to prescribe rules designed to prevent actual and apparent conflicts of interest. While it is not possible to define and prescribe all-inclusive rules addressing all possible situations in which conflicts may arise, this Code sets forth the policies of the Adviser and the Funds regarding conduct in those situations in which conflicts are most likely to develop.

This Code supplements the PNC's policy on Personal Investment Transaction Rules for All Employees and PNC Employee Conduct Policies, available on the PNC Intraweb. Each Access Person must observe those policies, as well as abide by the additional principles and rules set forth in this Code and any other applicable legal or policies and obligations.

The following principles shall govern personal investment activities and the interpretation and administration of this Code:

     - The interest of Fund shareholders and Advisory Clients must be placed first at all times;

     - All personal securities transactions must be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility;

     - Access Persons, Reporting Persons, Directors, Trustees and Officers should not take inappropriate advantage of their positions;

     - Access Persons, Reporting Persons, Directors, Trustees and Officers must comply with applicable federal securities laws; and


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     -  Access Persons, Reporting Persons, Directors, Trustees and Officers must comply with all applicable compliance policies and procedures of the Fund and the Adviser.

Technical compliance with the policies and procedures of this Code will not automatically insulate from scrutiny any transaction or pattern of transactions that is not in keeping with the principles stated in this Code.

Pre-clearance and reporting of personal securities transactions and other rules under this Code do not relieve employees from responsibility for compliance with the federal securities laws such as the prohibitions against insider trading and tipping.

SECTION 3 RESTRICTIONS ON, AND PROCEDURES TO MONITOR, PERSONAL INVESTING ACTIVITIES

PRECLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

Access Persons must preclear all personal transactions in Reportable Securities, unless an exemption applies. Directors, Trustees and Officers must preclear all personal transactions in Reportable Securities if such person knew or should have known that the same Reportable Securities have been traded or considered for trade by the Fund or by the Adviser for purchase by the Fund within the past 15 days. Once granted, preclearance approval will expire at the close of business on the next business day. Notwithstanding the foregoing, preclearance is not required for personal securities transactions in Reportable Funds, PNC Stock and Exchange Traded Funds, or for transactions in Fully Discretionary Accounts.

The Adviser recognizes that directors who are not investment personnel, analysts, traders and portfolio managers of the Adviser do not have on-going, day-to-day involvement with the operations of the Adviser. In addition, it has been the practice of Adviser not to divulge information about securities purchased or sold or considered for purchase or sale by Adviser to such directors until after such securities are purchased or sold by Adviser. Accordingly, the Adviser believes that less stringent controls are appropriate for such directors. Therefore, the preclearance requirements of this Code are not applicable to such directors.

Note: Access Persons are responsible for preclearing transactions in Reportable Securities in all Associated Accounts. This includes accounts where the Access Person's, spouse or other family member may make the investment decisions or the Access Person has granted investment discretion to an investment adviser or broker dealer, unless the account has been deemed a Fully Discretionary Account. The same responsibility applies to Directors, Trustees and Officers, and their Associated Accounts, if such person knew or should have known that the same Reportable Securities have been traded or considered for trade by the Fund or by the Adviser for purchase by the Fund within the past 15 days.


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Although Access Persons may conduct trading for their own accounts and
Associated Accounts within the limits of the policy, trading during working hours should be limited. Extensive trading that may affect on-the-job performance may be considered a violation of this policy and PCA reserves the right to restrict trading in such circumstances. In addition, PCA reserves the right to prohibit employees from trading in certain securities or markets.

BLACKOUT PERIODS

    (1) No Access Person shall execute a personal securities transaction on a day during which any Advisory Client's account has entered a "buy" or "sell" order in that same Security, until that order is executed or withdrawn. A Trustee who is not an "interested person" of the Fund, as defined in the Investment Company Act of 1940, shall not execute a securities transaction on a day during which he or she has actual knowledge that the Adviser has entered a "buy" or "sell" order in that same Security for the Fund, until that order is executed or withdrawn.

    (2) No Access Person shall execute a personal securities transaction in a Security with a market capitalization below $10 billion within three calendar days before or after an Advisory Client's account trades in that security.

    (3) Investment Personnel are prohibited from buying or selling a Security for his/her Associated Account within seven calendar days before or after an Advisory Client's account, over which he/she has discretionary authority, trades in that Security.


Blackout Exceptions:

    (1) Preclearance may be granted when the Adviser has bought or sold a Security solely for accounts managed to mirror an index.

    (2) Preclearance may be granted for transactions when the Adviser has bought or sold a Security for client accounts, subject to the following conditions:

        a.  The Security has a market capitalization of $10 billion and above;
            and

        b.  The transaction requested is for 1,000 shares or less.

        This exemption does not apply to Investment Personnel with respect to a Security that they have purchased in the last seven days or that they are considering for purchase in the next seven days.

        Personal securities transactions in Securities with a market capitalization in excess of $10 billion that exceed the 1,000 share limit are subject to the black-out periods set forth above.

        Note: The transaction must be precleared in order to take advantage of this exception.


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        A violation of the second blackout exception is considered a level III violation under this Code. The sanctions that may be imposed include breaking the trade and disgorging profits.

        THE FOLLOWING SECURITIES ARE EXEMPT FROM PRECLEARANCE:

        (1) Exchange Traded Funds (ETFs);

        (2) Reportable Funds;

        (3) Investment grade fixed-income securities;

        (4) Open-ended investment companies (open-end mutual funds);

        (5) Securities purchased or sold in a transaction that is non-volitional, e.g., gifts, stocks sold pursuant to a margin call, and stocks purchased or sold pursuant to the exercise of a put or call option;

        (6) Securities acquired as a part of a dividend reinvestment plan or as part of an automatic investment plan previously disclosed to the Compliance Team*;

        (7) Securities acquired upon the exercise of rights issued by an issuer PRO RATA to all holders of a class of its securities;

        (8) PNC stock; and

        (9) Securities traded in Fully Discretionary Accounts.

*If you intend to purchase Reportable Securities through an automatic investment plan, please notify the Compliance Team prior to the first purchase (or sale) via email (or memo), stating the name of the security, the amount and frequency of the purchases, and the account information. You must receive an acknowledgment from the Compliance Team that this notice has been received PRIOR to making the first investment.

FURTHER RESTRICTIONS ON TRADING ACTIVITY:

Excessive Trading: Access Persons are strongly discouraged from engaging in excessive trading for their personal accounts. Although this Code does not define excessive trading, Access Persons should be aware that their trading activity may be reviewed by the Compliance Team and may be reported to the Access Person's manager and to the President, if deemed excessive.

DIVERSION OF INVESTMENT OPPORTUNITY : Access Persons should not acquire a security that would be suitable for a client account without first considering whether to recommend or purchase that security to or for the client's account.


PROHIBITION ON FRONT RUNNING: "Front running" is generally considered to be the practice of effecting a securities transaction with advance knowledge of another transaction in the same or related security for client account(s), typically a block transaction, in order to personally benefit from the effect of the block transaction upon the price of the security or related security. Front running is a prohibited practice. Access Persons' personal securities transactions shall be reviewed periodically by Compliance for evidence of front running.


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INITIAL PUBLIC OFFERINGS AND LIMITED OFFERINGS

Access Persons must obtain approval from the President of the Adviser before directly or indirectly acquiring any securities in an initial public offering or in a limited offering, either for him or herself, or in any Associated Accounts. Equity traders are prohibited from purchasing IPOs.

FUND ACQUISITION OF SHARES IN COMPANIES THAT ACCESS PERSONS HOLD THROUGH LIMITED OFFERINGS

Access Persons who have been authorized to acquire securities in a limited offering must disclose that investment to the Chief Compliance Officer when the Access Person is involved in any accounts' subsequent consideration of an investment in the issuer, and any accounts' decisions to purchase such securities must be independently reviewed by the Code of Ethics Review Committee.

PROHIBITION ON SHORT-TERM TRADING PROFITS

No Access Person shall profit in the purchase and sale, or the sale and purchase, of the same (or equivalent) Reportable Securities within 60 calendar days, provided however, that this restriction does not apply to ETFs and Reportable Funds or transactions in Fully Discretionary Accounts. Access Persons trading open-end investment company shares are expected to comply with the provisions set forth in the fund prospectus regarding short-term trading activity. Cashless exercises of stock options are considered one transaction (a sale) for the purpose of this prohibition, and are therefore allowed (in the event required preclearance has been granted). Note: The holding period of investments withdrawn from an automatic investment plan will be calculated on a first-in, first-out basis.

These prohibitions are in addition to, and do not supersede, the provisions of PNC's policy on Personal Investment Transaction Rules for All Employees and PNC Employee Conduct Policies, available on the PNC Intraweb This policy prohibits, among other things:

    o    Engaging in day trading or short selling of PNC or BlackRock
         Securities; and

    o Engaging in transactions in any derivatives of PNC securities, including buying and writing options.

Note: The PNC policies cited above only apply to Access Persons, and not to Directors, Trustees and Officers.

MARKET TIMING MUTUAL FUND TRANSACTIONS

Access Persons shall not participate in any activity that may be construed as market timing of mutual funds.


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PROHIBITION ON ACCEPTING GIFTS

Access Persons shall not give or receive any gift or item of more than de minimis value ($100 annually) from any non-affiliated person or entity that does business with or on behalf of a Fund or the Adviser. This limitation does not apply to bona fide dining or entertainment (e.g., concerts, sporting events) if, during such dining or entertainment, the Access Person is accompanied by the representative of the entity that does business with the Fund or Adviser. Entertainment shall not be excessively extravagant or too frequently accepted. This prohibition applies only to Access Person employed by PNC and its affiliates, not to Directors, Trustees and Officers.

Further restrictions apply. Please refer to The PNC Financial Services Group, Inc. Corporate Code of Business Conduct and Ethics policy on Gifts and Entertainment, which is available on the PNC intraweb for additional limitations and requirements,. For example, when travel arrangements and/or accommodations are to be paid for by a customer or vendor, you must obtain prior approval from the PNC Corporate Ethics Office, unless an exemption applies.

SERVICES AS A DIRECTOR

Access Persons shall not serve on the boards of directors of any company that has issued publicly traded securities, absent prior authorization by the President of the Adviser. Trustees should promptly disclose the existence of his or her acceptance of a position on any other board of directors/trustees of a company that has issued publicly traded securities or any company in the investment management, securities or financial services industries to the relevant Fund's Chief Compliance Officer.

TREATMENT OF TEMPORARY EMPLOYEES

Employees hired by the Adviser on a temporary basis (defined as three months or less), that do not have access to nonpublic information regarding any Advisory Clients' purchase or sale of Securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, will not be subject to the reporting and preclearance requirements of the Code. The temporary employees are required to receive training on the Adviser's Code of Ethics and sign a confidentiality agreement. The Compliance Team is responsible for providing training on the Code of Ethics to such temporary employees.

SECTION 4 REPORTING

APPROVED FINANCIAL INSTITUTIONS

All Access Persons are required to maintain their personal securities accounts with an approved financial institution listed in Exhibit 1, which may be amended from time to time. Exceptions to this policy require the prior approval of the applicable line of business management and will only be granted in limited circumstances. If an exception to this policy is granted, Access Persons must arrange for duplicate statements and confirmations to be sent to the Compliance Team. Access Persons with personal


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securities accounts that are not with an approved financial institution are responsible for ensuring that all accounts, transactions and holdings that are required to be reported under this Code are reported to the Compliance Team using the designated personal securities reporting system.

INITIAL HOLDINGS REPORTS

Except as otherwise provided below, every Access Person, Reporting Person, Director, Trustee and Officer shall report to the designated compliance personnel responsible for administering this Code, no later than 10 days after the person becomes a Access Person, Trustee or Officer, the following information which information must be current as of a date no more than 45 days prior to the date the person becomes a Reporting Person, Access Person, Director, Trustee or Officer:

    (1) The title and type of Security, and the exchange ticker symbol or cusip number (if applicable), number of shares (for equity securities) and principal amount (for debt securities) of each Reportable Security in an Associated Account when the person became a Access Person, Trustee or Officer;

    (2) The name of any broker, dealer or bank with whom such person maintained an account in which any Security was held for the direct or indirect benefit of such person as of the date the person became a Access Person, Trustee or Officer; and

    (3)  The date that the report is submitted by such person.

A Trustee who is not an "interested person" of the fund, as defined in the Investment Company Act of 1940, need not make an initial holdings report.

In addition to the Initial Holdings Report, Access Persons and Reporting Persons complete an employee questionnaire no later than 10 days after that person becomes an Access Person or Reporting Person. This questionnaire requires disclosure of any regulatory actions against such Access Person or Reporting Person, and any felony convictions or guilty pleas, any convictions or guilty pleas related to any misdemeanors involving: investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses.

QUARTERLY TRANSACTIONS REPORTS

Except as otherwise provided below, every Access Person, Reporting Person, Director, Trustee and Officer shall report to the designated compliance personnel responsible for administering this Code, no later than 30 days after the end of each calendar quarter, the following information:

    (1) With respect to transactions in any Reportable Security held in an Associated Account:


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         a. The date of the transaction, the title, and the exchange ticker symbol or cusip number (if applicable), the interest rate and maturity date (if applicable) and the number of shares (for equity securities) and the principal amount (for debt securities) of each Reportable Security involved;

         b. The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

         c. The price of the Reportable Security at which the transaction was effected;

         d. The name of the broker, dealer or bank with or through which the transaction was effected; and

         e. The date that the report is submitted by such person.

    (2) With respect to any account established by the Access Person (including Associated Accounts), Reporting Person, Director, Trustee or Officer in which any securities were held during the quarter for the direct or indirect benefit of such person:

         a. The name of the broker, dealer, or bank with whom the account was established;

         b. The date the account was established; and

         c. The date that the report is submitted by such person.

A Director or Trustee who is not an "interested person" of a Fund, as defined in the Investment Company Act of 1940, need only submit a quarterly transaction report if such Director or Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director or trustee of the Fund, should have know that, during the 15-day period immediately before or after the date of the transaction by the Director or Trustee, such Reportable Security was purchased or sold by the Fund or was being considered by the Fund or the Adviser for purchase or sale by the Fund.

An Access Person, Reporting Person, Director, Trustee or Officer need not make a quarterly transaction report under this section with respect to transactions effected pursuant to an Automatic Investment Plan or transactions that are non-volitional on the part of such person, i.e. tender offer, spin-off, split, or reverse split.

ANNUAL HOLDINGS REPORT

Except as otherwise provided below, every Access Person, Reporting Persons, Director, Trustee and Officer shall report to the designated compliance personnel responsible for


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administering this Code at least once each 12-month period on January 31 the following information (which must be current as of a date no more than 45 days before the report is submitted):

    (1) The title and type of Security, and the exchange ticker symbol or cusip number (if applicable), number of shares (for equity securities) and principal amount (for debt securities) of each Reportable Security, including those in Associated Accounts;

    (2) The name of any broker, dealer or bank with whom such person maintains an account in which any securities are held for the direct or indirect benefit of such person; and

    (3)  The date that the report is submitted by such person.

EXCEPTION -- A person need not make a report under this section with respect to transactions effected for, and Reportable Securities held in, an Associated Account over which the person has no direct or indirect influence or control. A person is considered to have control over an Associated Account, even if discretion over the account has been granted to an investment adviser or broker dealer, unless such account has been deemed a Fully Discretionary Account by the Compliance Team.

For avoidance of doubt, Access Persons, Reporting Persons, Directors, Trustees and Officers are required to disclose holdings in Fully Discretionary Accounts (unless they only hold mutual funds).

A Director or Trustee who is not an "interested person" of the Fund, as defined in the Investment Company Act of 1940, need not make an annual holdings report.

DISCLAIMER

Any person filing a required holdings or transaction report under this Code may include a statement that the report will not be construed as an admission that such person has any direct or indirect beneficial ownership of any securities covered by the report.

DUPLICATE CONFIRMATIONS AND STATEMENTS

All Access Persons must direct their brokers to supply to the designated compliance personnel responsible for administering this Code, if required, on a timely basis, duplicate copies of confirmations of all personal securities transactions and copies of periodic statements for all securities accounts.

ANNUAL CERTIFICATIONS

On an annual basis, Access Persons and Reporting Persons are required to complete the following:

    (1) An annual certification that (i) he or she has read and understands the Code and recognizes that he or she is subject to the Code, (ii) that he or she has complied with the requirements of the Code, including, but not limited to, the requirement to disclose or report all personal securities transactions as required by the Code, and (iii) that all his or her personal securities accounts and Associated Accounts are listed on the designated personal securities reporting system, or are otherwise not required to be listed because the account cannot hold Reportable Securities (i.e., a fund direct mutual fund account).

    (2) An annual questionnaire, which requires disclosure of outside business interests, felony charges convictions, fraud proceedings, and any regulatory disciplinary actions.

Each Director, Trustee and Officer must certify annually that (i) he or she has read and understands the Code, and (ii) that he or she has complied with the requirements of the Code, including, but not limited to, the requirement to disclose or report all personal securities transactions as required by the Code.

SECTION 5 ADMINISTRATION OF THE CODE OF ETHICS

GENERAL RULE

Each Access Person, Reporting Person, Director, Trustee and Officer must report any violations of this Code of which they are aware promptly to the Chief Compliance Officer or a designee.

Each Access Person, Reporting Person, Director, Trustee and Officer must be provided with a copy of, or access to, the Code upon becoming an Access Person, Reporting Person, Director, Trustee or Officer, and annually thereafter. Each Access Person shall be provided with copies of, or access to, any amendments to the Code promptly after such amendments become effective. The Chief Compliance Officer, or a designate, is responsible for providing copies of or access to such amendments.

Each Access Person, Trustee and Officer must provide the designated compliance personnel responsible for administering this Code, with a written or electronic acknowledgement of his or her receipt of the Code and any amendments.

WRITTEN REPORT TO THE BOARD OF DIRECTORS

No less frequently than annually, the Adviser must furnish to the board of each of the Funds, a written report that:

    (1) Describes any issues arising under the Code or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the Code or procedures and sanction imposed in response to the material violations; and

    (2) Certifies that the Adviser or Fund, as applicable, has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.


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


CODE OF ETHICS REVIEW COMMITTEE

The Code of Ethics Review Committee (the "Committee") is comprised of the Adviser's Chief Compliance Officer, the Head of the Administrative Team, representative(s) from Investment Team(s) or their respective designees, and such other persons as may be appointed by the Adviser's President to serve on such committee. The Committee has been established to interpret the Code and enforce its contents. In addition, the Committee reviews violations of the Code that exceed level 2.

SANCTIONS

Upon discovering a violation of this Code, the Compliance Team, in consultation with the President, may impose such sanctions as it deems appropriate, in accordance with the Suggested Courses of Action listed below. The Committee will review Level 3 violations.

  ELEVATION
   LEVEL      DESCRIPTION OF OFFENSE(1)                    SUGGESTED COURSE OF ACTION
-------------------------------------------------------------------------------------
   Level 1    Minor offenses:                              Compliance notifies
              (1) Employee provides majority               employee, manager and
              of account information, but some             President of violation in
              data is missing (for required                writing
              reporting)
              (2) Securities Transaction Report            Employee and manager sign
              was filed late or not filed                  acknowledgement of
              (3) Employee did not submit                  violation
              complete Initial/Annual Holdings
              Report or filed late                         Employee may be required to
              (4) Employee did not submit                  pay a fine: $100 for first
              annual questionnaire                         offense, $500 for second
                                                           offense.
-------------------------------------------------------------------------------------
   Level 2    Technical Violations:                        Compliance notifies
              1) Employee engages in short-term            employee, manager and
              trading (holding period of less than         President of violation in
              60 days)                                     writing
              (2) Employee traded without
              preclearance approval                        Employee and manager sign
                                                           acknowledgement of
                                                           violation

                                                           Employee may be required to
                                                           pay a fine: $100 for first
                                                           offense, $500 for second
                                                           offense.

                                                           Employee may be required to
                                                           break the trade and disgorge
                                                           profits
--------------------------------------------------------------------------------------

-----------------
(1) List contains examples only and is not intended to be exhaustive.

  ELEVATION
   LEVEL      DESCRIPTION OF OFFENSE(1)                    SUGGESTED COURSE OF ACTION
-------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------
 Level 3      Two technical violations in a twelve         CCO meets with Manager
              month period or a material violation         and Employee to discuss
                                                           violation
              Material Violations:
              (1)Employee falsified information            Employee maybe required to
              supplied to Compliance                       break the trade and disgorge
              (2) Employee deliberately concealed          profits
              the existence of a personal account
              (3) Employee trades securities               Employee may be required to
              without complying with the terms of          pay a fine: $100 for first
              the blackout exception for Securities        offense, $500 for second
              of issuers with a market capitalization      offense.
              in excess of $10 billion (e.g., fails to
              request preclearance, trades in excess       Employee may be subject to
              of 1,000 shares).                            suspension of personal
                                                           trading activities for at least
                                                           one quarter

                                                           Employee may be subject to
                                                           possible penalties of
                                                           reduction in bonuses and/or
                                                           salary

                                                           Allegiant and Allegiant
                                                           Advantage Fund, PNC Funds
                                                           and PNC Alternative
                                                           Investment Funds Boards will
                                                           be notified of any material
                                                           violation
-------------------------------------------------------------------------------------

All monetary fines or sanctions imposed shall be made payable anonymously to a charity which the Adviser or PNC Bank supports.

SECTION 6 RECORD KEEPING REQUIREMENTS

To the extent required by the SEC, the Chief Compliance Officer shall maintain, or cause to be maintained, the following records:

    (1) A copy of this Code or any other Code of Ethics that has been in effect during the most recent 5-year period;

    (2) A record of any violation of any such Code and of any action taken as a result of such violation in the 5-year period following the end of the fiscal year in which the violation took place;

    (3) A copy of each report made by the Adviser pursuant to this Code for a period of 5 years from the end of the fiscal year in which such report or interpretation is made or issued;

    (4) A list of all persons who are currently or within the most recent 5-year period have been, who are or were required to make reports pursuant to this, or a predecessor Code, or who are or were responsible for reviewing these reports; along with a copy of all Initial Holdings Reports, Quarterly Reports, Annual Reports, Preclearance Forms and Duplicate Confirmations filed during that same period;

    (5)  An up-to-date list of all Access Persons; and

    (6) A record of the approval of, and rationale supporting, the acquisition of securities in IPO's and private placements for at least five years after the end of the fiscal year in which the approval is granted.

These records shall be maintained in an easily accessible place for the time period required by applicable SEC rules.

SECTION 7 INSIDE INFORMATION STATEMENT

Access Persons, Reporting Persons, Directors, Trustees and Officers are prohibited from purchasing and selling Securities, in any account, whether personal or on behalf of others, including Advisory Clients, while in possession of material, nonpublic information regarding the Securities or issuers of Securities. In addition, Access Persons, Reporting Persons, Directors, Trustees and Officers are prohibited from communicating material nonpublic information to others in violation of the law.

MATERIAL INFORMATION: Information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this is information whose disclosure will have a substantial effect on the price of a company's Securities. Material information often relates to:

    1) A company's earnings results and/or operations. This information may include: dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

    2) The market for a company's Securities. Information about a significant order to purchase or sell Securities may, in some contexts, be deemed material.

NON-PUBLIC INFORMATION: Information is "public" when it has been disseminated broadly to investors in the marketplace. Tangible evidence of such dissemination is the best indication that the information is public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, or through a publication of general circulation.

ACTION TO TAKE: If you think you have material, non-public information, you should report the matter to a Compliance Team member before executing any trade for in a personal or Advisory Client's account. Do not communicate the information to anyone other than a Compliance Team member or legal counsel.

PORTFOLIO HOLDINGS DISCLOSURE: Material inside non-public information with respect to mutual funds advised or sub-advised by the Adviser includes portfolio holdings, performance attribution analysis with reference to specific portfolio holdings, and trade information for any Advisory Client or model portfolio managed in the same investment style as a mutual fund. Until disclosed in a public report to shareholders (including the website) or public filing with the SEC, all information concerning Securities to be purchased or sold in any investment style must be kept confidential and disclosed by Access Persons only on a "need-to-know" basis within the firm. Disclosure of non-public portfolio holdings information to any third party must be reviewed and approved by the Compliance Team prior to the disclosure.

                                   EXHIBIT 1
                        UPDATED AS OF SEPTEMBER 30, 2009
                        APPROVED FINANCIAL INSTITUTIONS



TD Ameritrade
Charles Schwab
Fidelity
E*TRADE
Merrill Lynch
UBS
Smith Barney/Citigroup
AG Edwards/Wachovia
Bank of America
T Rowe Price
Morgan Stanley
Scottrade
Davenport
Pershing (PNCI)
Allegiant Funds
PNC Investments




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